Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bank of Hawaii Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	60,000(1)	$64.87(2)	$3,892,200	$0.00015310	$595.90
Total Offering Amounts				-	$3,892,200	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$595.90

(1)
Pursuant to Rule 416(a) under the Securities, this Registration Statement shall also cover any additional shares of the Company’s common stock (“Common Stock”) that become that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.
(2)
Estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on April 21, 2025, as reported on the New York Stock Exchange.